EdR Updates Leasing Progress for 2016/2017 Lease Term
Reaffirms Revenue Growth of 3.0%-3.5% for 2016/17 lease term

MEMPHIS, Tenn., June 6, 2016 /PRNewswire/ -- EdR (NYSE: EDR), a leader in the ownership, development and management of collegiate housing, today provided an update on the Company's leasing progress for the 2016/2017 lease term in conjunction with the NAREIT Conference in New York.
The company’s same-community portfolio is currently 88.5% leased compared to 89.5% leased this time last year and we are increasing our projected rate growth by 20 bps to approximately 3.4%. The decrease in velocity has been experienced in our strongest community group, tier three, which stabilizes each year above 97% and is currently preleased at 94%. The purposeful rate growth initiatives for tier three are driving the velocity trend and we anticipate that same-community occupancy in total will end the leasing season consistent with prior year.
Three full months remain in the 2016/17 leasing season and we reaffirm our expectation for same-community revenue growth to increase by 3.0%-3.5% this fall.
“The EdR markets continue to perform with our product, people and processes leading the way for another strong year. We continue to take advantage of the favorable enrollment growth and declining supply dynamics to produce, once again, strong revenue growth for our shareholders,” stated Christine Richards, executive vice president and chief operating officer.

About EdR
One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 81 communities with more than 42,000 beds serving 52 universities in 24 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the company's Web site at www.EdRtrust.com.
For more information, contact:
J. Drew Koester, Senior Vice President, Capital Markets and Investor Relations
901-259-2523   dkoester@EdRtrust.com
For media information or photography, contact:
Susan Jennings, Vice President, Corporate Communication and Marketing
901-259-2506   sjennings@EdRtrust.com